Exhibit 6.44

PAYMENT GUARANTY

THIS PAYMENT GUARANTY (the “Guaranty”) is made this 19th day of May, 2017 (the “Effective Date”), by Tradition Transportation Group Inc, a(n) Indiana Corporation (“Guarantor”), having a notice address of 300 Growth Parkway, Angola, IN 46703, Attention: CEO, in favor of LOVE’S TRAVEL STOPS & COUNTRY STORES, INC., an Oklahoma corporation (“Love’s”), having a notice address of 10610 North Pennsylvania Ave. Oklahoma City, OK 73120, Attention: Credit Department.

A. Tradition Transportation Company LLC (“Beneficiary”), and Loves have entered into or may enter into one or more transactions upon terms and conditions set forth in a written agreement between the parties (the “Agreement”);

B. The execution and delivery of this Guaranty is a condition to Love’s entering into and performing under the terms of the Agreement; and

C. In consideration of the benefits to accrne to Guarantor, directly or indirectly, as a result of Beneficiary and Love’s entering into and perfonning under the Agreement, Guarantor has agreed to provide assurances for the payment of Beneficiary’s obligations to Love’s thereunder, as provided herein.

FOR GOOD AND VALUABLE CONSIDERATION, including without limitation the covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agree as follows, the adequacy, receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. GUARANTY. Guarantor hereby irrevocably and unconditionally guarantees to Love’s the due and punctual payment of all amounts payable by Beneficiary to Love’s under the Agreement when the same shall become due and payable in accordance with the terms thereof and giving effect to any applicable grace period (the “Guaranteed Obligations”), plus accrued interest and the reasonable and properly documented out-of-pocket costs of enforcing the obligations of the Guarantor hereunder. Upon the failure of Beneficiary to punctually pay any such amounts, and upon written demand therefore by Love’s to Guarantor, Guarantor agrees to pay or cause to be paid such amounts, within ten (10) business days after receipt of such written demand by Love’s. Notwithstanding any other provision to the contrary herein, the Guarantor further agrees that all payments made by Beneficiary to Love’s on any obligation hereby guaranteed will, when made, be final and agrees that if any such payment is recovered from, or repaid by, Love’s in whole or in part as a result of any final court order in any bankruptcy, insolvency, or similar proceeding instituted by or against Beneficiary, this Guaranty shall continue to be fully applicable to such obligation to the same extent as though the payment so recovered or repaid had never been originally made on such obligation.

2. TERM OF GUARANTY. The term of this Guaranty shall commence on the Effective Date and end when the account is closed or suspended. (CST) (The “Term” and the “Term Expiration Date”). Notwithstanding the foregoing, the Guarantor’s rights and obligations under this Guaranty may be terminated by Guarantor, at any time, upon thirty (30) days prior written notice to Love’s. Notwithstanding anything contained in this Guaranty to the contrary, neither the expiration of the Term nor termination of this Guaranty shall affect or reduce Guarantor’s obligation hereunder for any liability of Beneficiary incurred prior to the Term Expiration Date or earlier termination, as the case may be.

3. ABSOLUTE GUARANTY; EVENTS NOT AFFECTING. This is an absolute and continuing guaranty of payment in any event and shall not terminate until occurrence of the earlier of (i) payment in full of all amounts payable by Beneficiary to Love’s under the Agreement and termination of the Agreement; (ii) the Term Expiration Date; or (iii) termination of this Guaranty, subject to Section 2 above. The liability of Guarantor under this Guaranty shall not be released, diminished, impaired, reduced or affected by any of the following:

3.1 Any change in or amendment to the Agreement;

3.2 Any change in the time, manner, term or place of payment of all or any of the Guaranteed Obligations;

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3.3 Any change in the existence, structure or ownership of Guarantor or Beneficiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Guarantor, Beneficiary or their respective assets;

3.4 The absence of any action by Love’s to enforce the Agreement;

3.5 The taking or accepting of any other security or guaranty for payment of any or all of the Guaranteed Obligations by Love’s;

3.6 Any partial release of liability of Guarantor under this Guaranty or under any other instrument executed in connection herewith or as security for payment of the Guaranteed Obligations;

3.7 Love’s recovery of any judgment against Beneficiary; or

3.8 Any lawful action by Love’s to enforce a judgment against Beneficiary under the Agreement; or

3.9 Any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the Guarantor, except payment and except as set forth in this Guaranty. This Guaranty is a guarantee of payment and not a guarantee of collection.

4. WAIVERS. Subject to Section I above, Guarantor hereby waives: (i) notice of acceptance of this Guaranty; (ii) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; (iii) notice of intention to accelerate. notice of acceleration. protest, notice of protest, notice of any exercise of remedies; or (iv) any requirement that suit be brought against or any demand be made on Beneficiary or any other person as a condition to Guarantor’s liability for the Guaranteed Obligations or as a condition to the enforcement of this Guaranty against Guarantor.

5. REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to Love’s that (i) Guarantor is duly organized and validly existing under the laws of the state of incorporation set forth in the signature line below and has full power and legal right to execute, deliver, and perform under this Guaranty; (ii) the execution, delivery, and performance of this Guaranty will not violate any provision of any existing law or regulation binding on the Guarantor, the violation of which would have a material adverse effect on the business, operations, assets, or financial condition of the Guarantor; and (iii) upon execution and delivery, this Guaranty shall constitute the legal, valid, and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6. NOTICE. All notices or other communication herein required or permitted shall be in writing and given by personal delivery or sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) nationally recognized overnight courier service, addressed to the respective party as set forth herein (unless written notice of change thereof is provided). Notice shall be deemed given on the earlier of (a) actual receipt, (b) three (3) business days after deposit in the U.S. Mail or (c) the first business day after deposit with an overnight courier. Any notice or communication not received because of change of address, without notice to the other party thereof, or refusal to accept delivery, shall be deemed received on (1) the date of attempted hand delivery, (2) three business days after deposit in the U.S. Mail or (3) the first business day after deposit with an overnight courier.

7. MISCELLANEOUS.

7 .1 Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to any conflict of law provision (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the law of any other jurisdiction.

7.2 No Third-Party Beneficiary: Binding Nature. This Guaranty is executed by Guarantor solely for the benefit of Love’s and cannot be relied upon by any third party, except as expressly provided herein. This Guaranty shall be binding on the Guarantor, its successors and assigns, and shall inure to the benefit of Love’s, its successors and assigns.

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7.3 Entire Agreement: Amendments. This Guaranty constitutes the entire agreement of Guarantor with respect to the subject matter hereof and supersedes all oral negotiations and prior writings in relation thereto. This Guaranty may only be amended or modified by an instrument in writing which is signed by Guarantor and Love’s.

7.4. No failure of Delay. No failure on Love’s part to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

EXECUTED to be effective as of the Effective Date.

GUARANTOR:

Tradition Transportation Group Inc.

A(n) Indiana Corporation

By: /s/ Tim Evans

Name: Tim Evans

Title: President

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